RESIGNATION OF DIRECTOR
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I, ROBERT T. YARBRAY, pursuant to Article II, Section 2.02 of the corporate by-
laws of Cyberspace Vita, Inc., hereby tender my resignation as a member of the Board of Directors of CYBERSPACE VITA, INC., a NEVADA Corporation, to take effect immediately.

Dated this 1ST day of OCTOBER, 2007

                                                          /s/ Robert T. Yarbray
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                                                          DIRECTOR